Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (Registration File Nos. 2-58660, 33-48807, 33-59603, 333-176084, 333-146400, 333-229776, 333-209684, 333-226429, 333-226431,333-240223), Registration Statement on Form S-3 (Registration File No. 333-258194) and Registration Statement on Form S-4 (Registration File No. 333-163405) of our reports dated February 16, 2022, relating to the consolidated financial statements of Marsh & McLennan Companies, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Marsh & McLennan Companies, Inc. for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP
New York, New York
February 16, 2022